UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

____________________

ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On October 27, 2006, ICO, Inc. (the “Company”) entered into a five-year, $45,000,000 Credit Agreement with KeyBank National Association and Wells Fargo Bank, National Association (the “Credit Agreement”). The borrowing capacity available to ICO under the Credit Agreement consists of a five-year, $15,000,000 term loan and a five-year, $30,000,000 revolving credit agreement. ICO, Inc., Bayshore Industrial L.P. and ICO Polymers North America, Inc. are borrowers under the Credit Agreement and their obligations are guaranteed by all of ICO’s U.S. subsidiaries. Substantially all of ICO’s and its U.S. subsidiaries’ assets that are not already subject to security interests are pledged as security under the Credit Agreement.

The Credit Agreement will be utilized to replace commitments and outstandings under ICO’s existing $25,000,000 senior credit facility with Wachovia Bank, National Association. Proceeds of the Credit Agreement may be used for working capital and for general corporate purposes and may also be used to fund repurchases of ICO’s Depositary Certificates representing shares of its $6.75 Convertible Exchangeable Preferred Stock.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description above in Item 1.01.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement dated as of October 27, 2006 among ICO, Inc., Bayshore Industrial L.P. and ICO Polymers North America, Inc. as borrowers and KeyBank National Association as administrative agent for the Lenders.

99.1 Press Release dated October 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: October 30, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement dated as of October 27, 2006 among ICO, Inc., Bayshore Industrial L.P. and ICO Polymers North America, Inc. as borrowers and KeyBank National Association as administrative agent for the Lenders.

99.1	Press Release dated October 27, 2006